EXHIBIT 23.3

We consent to the incorporation by reference in this Registration Statement on Form S-3 (of Splash Beverage Group, Inc. of our report dated December 3, 2020, relating to the financial statements of Copa di Vino Corporation (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern), which report appears in Form 8-K/A (Amendment No. 1) of Splash Beverage Group, Inc., which was filed with the Securities and Exchange Commission on February 12, 2021, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

September 28, 2021